Exhibit 99.1

Crown Holdings Completes Sale of Its

European Tinplate Business

NEWS PROVIDED BY

Crown Holdings, Inc. g

Aug 31, 2021, 08:00 ET

YARDLEY, Pa., Aug. 31, 2021 /PRNewswire/ — Crown Holdings, Inc. (NYSE: CCK) (Crown), announced today that it has completed the previously announced sale of its European Tinplate business to KPS Capital Partners, LP. As previously disclosed, Crown will retain a 20% ownership stake in the business.

The European Tinplate business comprises 44 manufacturing facilities in 17 countries in Europe, the Middle East and Africa which produce food cans and ends, aerosol cans, metal closures and promotional packaging for various consumer brands. In 2020, the business generated €1.9 billion in revenue and approximately €220 million in estimated standalone EBITDA and had approximately 6,300 employees.

About Crown Holdings, Inc.

Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Yardley, Pennsylvania. For more information, visit www.crowncork.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future value, if any, to Crown shareholders of the 20% retained ownership interest in the business. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of Crown to differ are discussed under the caption “Forward Looking Statements” in Crown’s Form 10-K Annual Report for the year ended December 31, 2020 and in subsequent filings made prior to or after the date hereof. Crown does not intend to review or revise any particular forward-looking statement in light of future events.

For more information, contact:

Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341

Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

SOURCE Crown Holdings, Inc.

Related Links

http://www.crowncork.com